UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 10, 2022

PROPHASE LABS, INC.

(Exact name of Company as specified in its charter)

Delaware	000-21617	23-2577138
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

711 Stewart Avenue, Suite 200 Garden City, New York	11530
(Address of principal executive offices)	(Zip Code)

Company’s telephone number, including area code: (215) 345-0919

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities Registered Pursuant to Section 12(b) of the Exchange Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
Common Stock, par value $0.0005	PRPH	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On June 10, 2022, ProPhase Diagnostics, Inc. (“ProPhase Diagnostics”), a wholly-owned subsidiary of ProPhase Labs, Inc. (the “Company”), entered into a Lease Agreement (the “Lease”) with BRG Office L.L.C. and Unit 2 Associates L.L.C. (as tenants in common, the “Landlord”), pursuant to which ProPhase Diagnostics has agreed to lease approximately 4,516 sq. feet located on the first floor (the “Leased Premises”) of 711 Stewart Avenue, Garden City, New York (the “Building”). ProPhase Diagnostics currently leases space on the second floor of the Building. The Leased Premises will be used to expand ProPhase Diangostic’s in-house lab capabilities to include traditional clinical testing across multiple specialty areas and Next Generation Sequencing (NGS) to perform Whole Genome Sequencing (WGS) and an array of genetic diagnostic test offerings for both clinical and research purposes.

The Lease is effective as of June 10, 2022 and will commence upon the date of the Landlord’s substantial completion of certain improvements to the Leased Premises (the “Commencement Date”), as set forth in the Lease, targeted to be approximately five months from the execution of the Lease. The initial term of the Lease will expire on July 15, 2031, unless sooner terminated as provided in the Lease. The Company may extend the term of the Lease for one additional option period of five years pursuant to the terms described in the Lease. The Company has the option to terminate the Lease effective July 31, 2027 (the “Early Termination Date”), provided the Company gives the Landlord written notice not less than nine months and not more than 12 months prior to the Early Termination Date and pays the Landlord a termination fee as more particularly described in the Lease.

For the first year of the Lease, the Company will pay a base rent of $11,290 per month (subject to an eight month abatement period), with a gradual rental rate increase of approximately 2.75% for each 12 month period thereafter, culminating in a monthly base rent of $14,026 during the final months of the initial term of the Lease. In addition to the monthly base rent, the Company is responsible for its proportionate share of real estate tax escalations in accordance with the terms of the Lease. The Landlord will provide a construction allowance to the Company in an aggregate amount not to exceed $203,220, to reimburse the Company for the cost of certain improvements to be made by the Company to the Leased Premises.

The Lease contains customary representations, warranties, covenants, indemnification provisions, default provisions, and termination provisions for a lease of this nature.

The Company has guaranteed ProPhase Diagnostics’ obligations under the Lease pursuant to that certain Guaranty, dated as of June 10, 2022 (the “Guaranty Agreement”).

Also on June 10, 2022, ProPhase Diagnostics entered into a First Amendment to the Lease dated December 8, 2021 (the “Second Floor Lease”), by and between ProPhase Diagnostics and the Landlord (the “Lease Amendment”), pursuant to which ProPhase Diagnostics currently leases approximately 25,795 square feet located on the second floor of the Building. The Lease Amendment amends the Second Floor Lease to provide that any uncured default by ProPhase Diagnostic or any affiliate of ProPhase Diagnostic under the Lease will constitute a default by ProPhase Diagnostics under the Second Floor Lease.

The foregoing description of the Lease, the Guaranty Agreement and the Lease Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Lease, the Guaranty Agreement and the Lease Amendment, which are attached hereto as Exhibits 10.1, 10.2 and 10.3, respectively, and incorporated by reference into this Item 1.01.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure set forth under Item 1.01 of this Current Report on Form 8-K is incorporated into this Item 2.03 by reference.

Item 7.01	Regulation FD Disclosure.

On June 13, 2022, the Company issued a press release announcing the Lease and other related matters. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

No.	Description

10.1	Lease Agreement by and between ProPhase Diagnostics, Inc. and BRG Office L.L.C. and Unit 2 Associates L.L.C., as tenants in common, dated June 10, 2022

10.2	Guaranty dated June 10, 2022

10.3	First Amendment of Lease, dated June 10, 2022, by and between ProPhase Diagnostics, Inc. and BRG Office L.L.C. and Unit 2 Associates L.L.C., as tenants in common

99.1	Press Release dated June 13, 2022

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ProPhase Labs, Inc.

By:	/s/ Monica Brady
Monica Brady
Chief Accounting Officer

Date: June 13, 2022